Exhibit (a)(5)(F)

The following is an English translation of the notice published by the Bidder pursuant to the German Securities Acquisition and Takeover Act on February 18, 2004 in German only.

BCP Crystal Acquisition GmbH & Co. KG

Maybachstr. 6, 70469 Stuttgart
Notice as to Publication

On February 2, 2004, BCP Crystal Acquisition GmbH & Co. KG (the “Bidder”) published the offer document pertaining to the voluntary public takeover offer for all outstanding registered ordinary shares with no par value of Celanese AG, Kronberg im Taunus (the “Offer”). The acceptance period ends on March 15, 2004, at 24:00h Central European Time / 6:00 p.m. New York City time (unless the acceptance period is extended). The offer price is EUR32.50 in cash, without interest, per registered ordinary share of Celanese AG.

This Offer shall be governed and executed in accordance with German law, in particular the Securities Acquisition and Takeover Act, and in compliance with the U.S. securities laws, including the applicable tender offer rules promulgated under the U.S. Securities Exchange Act of 1934, as amended.

In accordance with the applicable U.S. securities laws, the U.S. Securities and Exchange Commission (SEC) has reviewed the offer document — to be exact: the Tender Offer Statement filed on Schedule TO with the SEC — after its publication on February 2, 2004 and has (i) granted the relief from certain rules applicable according to U.S. securities laws the Bidder applied for (Section V.8. of the offer document) in all respects, and (ii) issued comments asking for certain additions to and clarifications in the wording of Schedule TO based on U.S. legal practice.

The additions and clarifications to the offer document required from the point of view of the SEC, will be made available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, as well as Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, USA, and will be published on the Internet at the web site www.tbg-cag.de.

Pursuant to the German Securities Acquisition and Takeover Act and applicable U.S. securities laws, the acceptance period for the offer can be extended under certain circumstances as described in the offer document. If the acceptance period is extended, publication of such extension will be made by the Bidder in Germany by publishing a notice in the Börsen-Zeitung no later than one German business day prior to the date on which the acceptance period was scheduled to expire, and by a public announcement thereof in the U.S. The Bidder will also publish this announcement on the internet at its web site, www.tbg-cag.de.

          Stuttgart, February 17, 2004

                    BCP Crystal Acquisition GmbH & Co. KG

The Management